Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-142438 of our report dated July 12, 2007 relating to the consolidated financial statements of Tully’s Coffee Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment”) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/  MOSS ADAMS LLP

Seattle, Washington

July 25, 2007